Exhibit 11.1

ALIBABA GROUP HOLDING LIMITED

ALIBABA GROUP CODE OF ETHICS

(Adopted on September 2, 2014 and as amended on

November 17, 2021 by the Board of Directors)

Introduction

This Alibaba Group Code of Ethics (the “Code”) applies to all directors, officers and employees of Alibaba Group Holding Limited and its consolidated subsidiaries, including variable interest entities that are consolidated pursuant to United States generally accepted accounting principles (collectively, “Alibaba Group” or “Alibaba”, and each a “Group Company”), whether such individuals work for Alibaba Group on a full-time, part-time, consultative, or temporary basis (including employees outsourced from employment agencies or other entities) (each, an “Employee” and collectively, “Employees”).

Alibaba Group is committed to the highest standards of business conduct in our relationships with each other and with our users, customers and suppliers, shareholders and other business partners. This means that while we should conduct our business in accordance with Alibaba Group’s values and all applicable laws and regulations, we should also conduct ourselves in accordance with the highest standards of business ethics. This Code provides an outline of the fundamental principles and key policies and procedures that govern the conduct of our business. Alibaba Group shall have the sole discretion to construe and interpret this Code.

In this Code, unless otherwise specified, the following terms shall have the following meanings:

●	“Compliance Officer” means the person(s) in charge of the Integrity Compliance Department and the Legal Department of Alibaba Group.
●	“Related Alibaba Group Policies and Guidelines” means the relevant policies and guidelines listed in Appendix I to the Code, as amended or superseded, and other such policies and guidelines as may be adopted by Alibaba Group from time to time.

This Code contains general guidelines for conducting the business of Alibaba Group consistent with Alibaba Group’s values and the highest standards of business ethics, and applicable laws, rules and regulations. To the extent this Code requires higher standards than those required by local commercial practice or applicable laws, rules or regulations, Alibaba Group adheres to these higher standards. To the extent any of the Related Alibaba Group Policies and Guidelines contain provisions that are more restrictive on Employees than the policies and guidelines contained in this Code, Employees are expected to follow the Related Alibaba Group Policies and Guidelines.

Meeting Our Shared Obligations

Each Employee is responsible for knowing and understanding the policies and guidelines contained in this Code. Employees with questions are encouraged to ask them; Employees with ethical concerns are encouraged to raise them. In addition, managers should provide team members with proper guidance and interpretation and make sure they know and understand this Code, and discipline team members who violate this Code. The Compliance Officer (who is responsible for overseeing and monitoring compliance with this Code) and the other persons designated in this Code are available to answer Employee questions and provide guidance on how to comply with this Code, the Related Alibaba Group Policies and Guidelines and Alibaba Group’s other standards of business conduct and how to report any suspected misconduct.

The conduct of all Employees should reflect Alibaba Group’s values and promote a work environment that upholds and improves Alibaba Group’s reputation for integrity and trust.

I. EMPLOYEES AND THE WORKPLACE

1. Respecting Each Other

Alibaba Group is committed to creating a workplace that supports honesty, integrity, respect and trust.

2. Information Privacy

Alibaba Group respects the privacy and dignity of all individuals. Employees who are responsible for collecting and maintaining personal information and those who are provided access to such information must not disclose private information in violation of applicable laws or Alibaba Group policies.

3. Equal Opportunity and Non-discrimination

Alibaba Group is committed to providing equal opportunity and fair treatment to all Employees on the basis of merit, without discrimination against any person on any basis that would be prohibited by applicable laws.

4. Safety in the Workplace

Alibaba Group is committed to providing a safe and healthy work environment. Each Employee is responsible for following safety and health rules and practices and reporting injuries or accidents and unsafe practices, conditions or behaviors.

Alibaba Group will not tolerate any level of violence, bullying or harassment in the workplace or in any work-related setting. For further details, Employees should refer to the Alibaba Group Code of Business Conduct and Alibaba Group Anti-Sexual Harassment Code of Conduct for additional information.

II. COMPLIANCE WITH LAW AND ETHICAL CONDUCT

In addition to compliance with this Code and the Related Alibaba Group Policies and Guidelines, each Employee must maintain the highest standards of business ethics and comply with all applicable laws, rules and regulations, including but not limited to with respect to data security and privacy protection, competition, intellectual property rights protection, anti-bribery and anti-corruption, and anti-money laundering. Employees with questions about business ethics or the applicability or interpretation of any law, rule or regulation should contact a Compliance Officer.

III. RESPONSIBILITY TO ALIBABA GROUP

Employees are expected to dedicate their best efforts to Alibaba Group’s business and to make decisions that affect Alibaba Group using objective and independent standards.

1. Conflicts of Interest

A conflict of interest occurs when Employees’ private interests interfere in any way, or even only appear to interfere, with the interests of Alibaba Group. A conflict arises when Employees take actions or have interests that make it difficult for Employees to perform their work or duties assigned by Alibaba Group in an objective, unbiased and effective manner. Employees have the obligation to conduct Alibaba Group’s business in an honest and ethical manner. A conflict of interest may arise from an Employee’s business or personal relationship with a customer, supplier, competitor, business partner, or other employee, if that relationship impairs the Employee’s objective business judgment. For example, a conflict of interest may occur when an Employee:

●	participates in a business transaction, joint venture, partnership or other business arrangement with Alibaba Group;
●	holds financial interests in a company that competes with Alibaba Group;
●	does business with an entity owned by a former employee of Alibaba Group;
●	receives a personal benefit as a result of the Employee’s position with Alibaba Group (including
●	using inside information for the Employee’s own or others’ profit); or
●	violates the provisions of this Code with respect to loans, corporate opportunities or gifts, favors, entertainment and other courtesies.

All Employees are expected to strictly abide by:

●	any non-competition agreement or other similar agreements between the Employee and Alibaba Group;
●	the Alibaba Group Conflict of Interest Guidelines and Interpretations; and
●	the Alibaba Group Related Party Transaction Policy.

Employees must comply with any instructions received from the Compliance Officer interpreting these and other Related Alibaba Group Policies and Guidelines. When uncertain as to whether a conflict of interest is present in a given situation, it is each Employee’s responsibility to consult with the Compliance Officer and to fully disclose all aspects of the conflict to the Compliance Officer.

1.1. Related Party Transactions

Transactions between Alibaba Group and (a) any director or senior management employee of Alibaba Group, (b) any person with voting power giving them significant influence over Alibaba Group, (c) a close family member of any of the foregoing or (d) certain affiliated entities may present risks of conflicts of interest or the appearance of conflicts of interest. As a result, unless otherwise preapproved in accordance with Alibaba Group Related Party Transaction Policy, each transaction between Alibaba Group and such persons must be reviewed and approved or ratified by the disinterested members of the Audit Committee or any committee of the Board of Directors of Alibaba Group Holding Limited (the “Board”) composed solely of disinterested independent directors or by the disinterested members of the Board.

Transactions between all Employees with potential related parties are also subject to the related party transaction provisions of the Alibaba Group Code of Business Conduct and the Alibaba Group Conflict of Interest Guidelines and Interpretations.

For further details regarding the review and approval or ratification of transactions involving a related party, Employees should refer to:

●	the related party transaction provisions of the Alibaba Group Code of Business Conduct;

●	the Alibaba Group Conflict of Interest Guidelines and Interpretations; and
●	the Alibaba Group Related Party Transaction Policy.

1.2. Loans

Except for normal borrowings obtained from banks or other financial institutions by an Employee upon the same conditions available to members of the general public or specific cases as approved by Alibaba Group, an Employee may not grant or provide guarantee of a loan to, or accept a loan from, or through the assistance of, any individual or organization having a business relationship with Alibaba Group (such as a customer, partner or supplier of Alibaba Group) or any economic entity that competes with Alibaba Group. For further details, Employees should refer to the Alibaba Group Conflict of Interest Guidelines and Interpretations.

1.3. Corporate Opportunities

Employees owe a duty to Alibaba Group to advance its business interests when the opportunity to do so arises. Employees who learn of a business or an investment opportunity through the use of corporate property or information or through their position at Alibaba Group, such as from a competitor or actual or potential customer, supplier or business associate of Alibaba Group, may not, directly or indirectly, participate in the opportunity or make the investment without making full disclosure to and obtaining the prior written approval of the Compliance Officer of Alibaba Group. Such an opportunity should be considered an investment opportunity for Alibaba Group in the first instance. For further details, Employees should refer to the Alibaba Group Conflict of Interest Guidelines and Interpretations for additional information.

1.4. Gifts, Favors, Entertainment and Other Courtesies

When an Employee is involved in making business decisions on behalf of Alibaba Group, such decisions must be based on uncompromised, objective and independent judgment and the best interests of Alibaba Group. All Employees are expected to abide by the Alibaba Group Gifts Handling Guidelines and must comply with all instructions received from the Compliance Officer interpreting such Guidelines. Employees are absolutely prohibited from offering or giving any bribes or kickbacks to any person, whether in dealings with the government or private sector, as more specifically provided in the Alibaba Group Government Affairs Conduct Guidelines and Alibaba Group Anti-Bribery and Anti-Corruption Policy.

2. Performance of Job Responsibilities by Employees and Managers

2.1 Must not Engage in Fraud

Employees must not engage in fraud, directly or indirectly, in any way for any reason, or solicit, indulge, collude with others to engage in fraud.

2.2 Fair Dealing

Employees must not take advantage of their authority or power granted by Alibaba Group or their position (including but not limited to the website resources and customer resources and inside information of Alibaba Group) to seek improper interests or potential competitive advantage. Each Employee shall uphold the values of Alibaba Group.

2.3 Marketing Activities

To ensure that users of each website of Alibaba Group are able to fairly participate in marketing campaigns, such as flash sales, lotteries and red packets funded and organized by Alibaba Group, no Employee may use inside information for their own or others’ profit. For further details, Employees should refer to the Alibaba Group Code of Business Conduct for additional information

3. Protection and Proper Use of Assets

Every Employee has a duty to protect Alibaba Group’s assets, including tangible and intangible assets, and ensure their efficient use. Theft, carelessness and wastage have a direct impact on Alibaba Group’s profitability. Employees may use Alibaba Group assets only for legitimate business purposes. Employees shall refer to the detailed rules in the applicable Employees Handbook and the Alibaba Group Code of Business Conduct to ensure that Employees act in accordance with the prescribed rules relating to protection and proper use of Alibaba assets.

4. Data Security and Intellectual Property Protection

Proprietary data and information and intellectual property rights are core assets of Alibaba Group. Protecting these assets is a crucial responsibility of every Alibaba Employee. Employees must take appropriate security precautions and comply with Alibaba Group’s policies and procedures for their protection. Employees should contact the Legal Department for any questions regarding intellectual property rights or proprietary data and information. With respect to proprietary data and information, Employees must comply with the Alibaba Group Data Security Guidelines.

Employees must not disclose confidential information to persons outside Alibaba Group without authorization, and must follow the Detailed Rules of Alibaba Group for External Data Disclosure when it is necessary to disclose confidential information involving and/or belonging to Alibaba Group.

5. Information Privacy Protection

Alibaba Group respects and protects the personal and business information of its customers, partners, suppliers and other third parties. With respect to the personal data of Alibaba Group’s users, Employees must comply with the Alibaba User Data Protection Standard (General Provisions).

6. Disclosure of Material Information

It is Alibaba Group’s policy to make true, fair, accurate, timely and full disclosure in compliance with all applicable laws, regulations and securities exchange rules in all jurisdictions in which Alibaba Group operates or has disclosure obligations. Employees are required to observe any guidelines on corporate information disclosure (both externally and internally) that may be adopted by Alibaba Group from time to time.

7. Corporate Account Books and Records

Employees must record Alibaba Group’s financial activities in compliance with all applicable laws and accounting practices. In relation to financial reporting, audits and investigations, Employees must provide information that is true, fair, accurate, timely and complete, and act in good faith, responsibly, with due care, competence and diligence without misrepresenting or omitting any material facts. Making false or misleading entries, records or documentation, making misrepresentation or omission of a material fact in connection with Alibaba Group’s financial or business activities, or taking any action that could result in making Alibaba Group’s financial statements, audit report or investigation report misleading is strictly prohibited. Employees must also maintain appropriate controls over all Alibaba assets and resources used.

Employees must not take any action to fraudulently influence or otherwise interfere with an external public accountant, internal auditor or investigator who is performing an audit or review of Alibaba Group’s financial statements.

8. Insider Trading

Alibaba Group prohibits trading in the stock or other securities of any company on the basis of material information that is not generally known or available to the public. Employees may not trade in stock or other securities of any company while in possession of material nonpublic information about such company, pass material nonpublic information onto others without express authorization from Alibaba Group or recommend to others that they trade in stock or other securities based on material nonpublic information. Violating these rules is both illegal and against Alibaba Group policy and may subject Employees to severe consequences, including possible immediate termination, significant fines and imprisonment.

Information is “material” if a reasonable investor would consider such information important to a decision to his or her investment decision. Information is non-public until it has been broadly disclosed to the marketplace (such as through a public filing with the Securities and Exchange Commission or the issuance of a press release) and the marketplace has had time to absorb the information.

All Employees are expected to abide by Alibaba Group Guidelines on Trading in Alibaba Group Securities and Alibaba Group Guidelines on Trading in Public Securities and must comply with all instructions received from the Compliance Officer interpreting such Policy. When Employees are uncertain as to whether information is material and nonpublic or whether insider dealing may exist in a given situation, it is their responsibility to consult with the Compliance Officer.

IV. IMPLEMENTATION OF THE CODE

1. Reporting Violations

In order to ensure that all Employees as well as other companies, organizations and individuals who deal with Alibaba Group have an effective channel to report non-compliance of the Code and related policies, Alibaba Group has instituted whistleblower rules and procedures that may be established from time to time. If Employees know of or suspect a violation of applicable laws or regulations, the Code, or Alibaba Group’s related policies, Employees must immediately report that information to the Compliance Officer in accordance with the whistleblower rules and procedures.

2. Prohibiting Retaliation

Employees should not take advantage of their job, title or position with Alibaba to retaliate against any Employee for any reason. Employees are prohibited from retaliating against any person for providing information or otherwise assisting in an investigation or proceeding in good faith regarding any conduct that an Employee believes constitutes a violation of applicable laws or regulations, the Code or any company policy. Retaliation against any Employee acting in good faith is a serious violation of Alibaba Group’s policy and may, subject to applicable laws, result in disciplinary action by Alibaba Group, up to and including termination of employment.

3. Reporting Complaints and Concerns Related to Accounting Issues

Alibaba Group is committed to complying with applicable laws, rules, and regulations, accounting standards and internal accounting controls. It is the responsibility of each Employee to promptly report complaints or concerns regarding accounting, internal accounting controls and auditing matters (“Accounting Issues”).

Reports must be made to the Compliance Officer. Such reports can be submitted by using the web-based reporting system (if available) or by contacting the Compliance Officer directly. Alibaba Group will treat the information in a sensitive manner and disclose the information only as reasonably necessary to deal with the issues involved. Employees may make complaints regarding Accounting Issues to the Compliance Officer or Anti-Corruption Department.

4. Discipline for Violations

Alibaba Group intends to use every reasonable effort to prevent the occurrence of conduct not in compliance with this Code and to prevent any illegal conduct that may occur as soon as reasonably possible after its discovery. Subject to applicable laws, Alibaba Group may investigate any violations of this Code and other Alibaba Group policies and procedures. Employees who violate this Code and other Alibaba Group policies and procedures may be subject to disciplinary action, up to and including termination of employment and, if warranted, civil legal action or referral to criminal prosecution. Managers will also be held accountable if they fail to fulfill their responsibilities of supervision and management.

5. Waivers of the Code

Alibaba Group may waive application of the policies set forth in this Code only where circumstances warrant granting a waiver. Waivers of the Code may be granted or refused by Alibaba Group in its sole discretion, and, if required by applicable laws or regulations or securities exchange rules, must be promptly disclosed.

Employees should read this Code in conjunction with the detailed provisions of the Employee Handbooks, which may apply to Employees in different jurisdictions, and the Related Alibaba Group Policies and Guidelines. The ultimate responsibility to assure that Alibaba Group complies with the laws, regulations and ethical standards affecting its business rests with each Employee. Employees should be familiar with and conduct themselves strictly in compliance with those laws, regulations and highest ethical standards and Alibaba Group’s policies and guidelines pertaining to them.

Appendix I

List of Related Policies and Guidelines

Alibaba Group Code of Business Conduct

Alibaba Group Anti-Sexual Harassment Code of Conduct

Alibaba User Data Protection Standard (General Provisions)

Alibaba Group Anti-Bribery and Anti-Corruption Policy

Alibaba Group Competition and Compliance Regulations

Alibaba Group Government Affairs Conduct Guidelines

Alibaba Group Employee Reimbursement Policy

Alibaba Group Guidelines on Trading in Alibaba Group Securities

Alibaba Group Guidelines on Trading in Public Securities

Alibaba Group Conflict of Interest Guidelines and Interpretations

Alibaba Group Gift Handling Guidelines

Alibaba Group External Visit and Meeting Invitation Guidelines

Detailed Rules of Alibaba Group for External Data Disclosure

Alibaba Employee Handbooks or guidelines of the respective offices

Alibaba Group Data Security Guidelines

Alibaba Group Related Party Transaction Policy

Tax Strategy

Including, in each case, the amended, updated and successor rules and policies in connection therewith.